Exhibit 10.1

CREDIT AGREEMENT

$5,000,000 Credit Facility

by and among

DESCA HOLDING, LLC,

A Delaware limited liability company

“Borrower”

and

ELANDIA, INC.,

a Delaware corporation

“Lender”

Dated as of October 2, 2007

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (the “Agreement”), dated as of October 2, 2007 (the “Effective Date”), is made by and between DESCA HOLDING, LLC, a Delaware limited liability company (referred to herein as the “Borrower”) and ELANDIA, INC., a Delaware corporation (the “Lender”).

WITNESSETH

WHEREAS, the Borrower desires to obtain a commitment from the Lender to make a loan to the Borrower; and

WHEREAS, the Lender is willing to extend the commitment to the Borrower on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and other good and valuable consideration exchanged between the parties, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

Section 1.1 Definitions. In addition to terms defined elsewhere in this Agreement, the following terms have the meanings indicated which meanings shall be equally applicable to both the singular and the plural forms of such terms:

1.1.1 “Affiliate” shall mean any Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries controls, or is controlled by or is under common control, with a Borrower, or 5% or more of the equity interest of which is held beneficially or of record by the Borrower or a Subsidiary. The term “control” means the possession, directly of indirectly, of the power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.1.2 “Agreement” means this Credit Agreement, as the same may be amended from time to time.

1.1.3 “Alvarado” means Jorge Enrique Alvarado Amado, an individual.

1.1.4 “Borrower” has the meaning assigned to that term in the introduction to this Agreement.

1.1.5 “Business Day” shall mean a day on which commercial banks are open for business in the State of Florida.

1.1.6 “Cisco” shall mean Cisco Systems, Inc. or any Affiliate thereof.

1.1.7 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

1.1.8 “Commencement Date” shall mean the date of execution by the Borrower of this Agreement.

1.1.9 “Default” means any event which, with the lapse of time, the giving of notice, or both, would become an Event of Default.

1.1.10 “Default Rate” shall mean 17% per annum.

1.1.11 “Deposit Account Control Agreement” shall mean a certain deposit account control agreement or similar agreement by and among Borrower, Lender and Bank of America, in form and content acceptable to Lender, which shall provide that, after December 15, 2007, all collections of Borrower’s accounts and all other cash payments received by the Borrower shall be paid and delivered directly into an account subject to such agreement. The Deposit Account Control Agreement shall provide that Lender shall not have any right to exercise control over any accounts subject to the Deposit Account Control Agreement unless and until there is a Default hereunder.

1.1.12 “Effective Date” means the date all parties hereto have executed this Agreement and the Loan Documents and Borrower has complied with all conditions precedent thereto.

1.1.13 “Event of Default” has the meaning assigned to that term in Section 7.1 hereof.

1.1.14 “FCPA Form 8-K Closing Condition” has the meaning ascribed to that term in the Purchase Agreement.

1.1.15 “Governmental Authority” shall mean any court, board, agency, commission, office or authority of any nature whatsoever or any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

1.1.16 “Guarantor” shall mean Jorge Enrique Alvarado Amado.

1.1.17 “Indebtedness” of any Person shall mean (i) all indebtedness or liability for borrowed money or for the deferred purchase price of any property (including accounts payable to trade creditors under customary trade credit terms) or services for which the Person is liable as principal, (ii) all indebtedness (excluding unaccrued finance charges) secured by a Lien on property owned or being purchased by the Person, whether or not such indebtedness shall have been assumed by the Person, (iii) any arrangement (commonly described as a sale-and-leaseback transaction) with any financial institution or other lender or investor providing for the leasing to the Person of property which at the time has been or is to be sold or transferred by the Person to the lender or investor, or which has been or is being acquired from another Person, and (iv) all obligations of partnerships or joint ventures in respect of which the Person is primarily or secondarily liable as a partner or joint venturer or otherwise (provided that in any event for purposes of determining the amount of the Indebtedness, the full amount of such obligations, without giving effect to the contingent liability or contributions of other participants in the partnership or joint venture, shall be included).

1.1.18 “Lender” has the meaning assigned to that term in the introduction to this Agreement.

1.1.19 “Lien” shall mean a mortgage, pledge, lien, hypothecation, assignment, security interest or other charge or encumbrance or any segregation of assets or revenues or other preferential arrangement (whether or not constituting a security interest) with respect to any present or future assets, including fixtures, revenues or rights to the receipt of income of the Person referred to in the context in which the term is used.

1.1.20 “Loan” shall mean the aggregate principal amount advanced by the Lender as a loan to the Borrower under Article 2 and Article 6 hereof, or, where the context so requires.

1.1.21 “Loan Documents” shall mean those documents executed or submitted in connection with the Loan, including, without limitation, (i) the Note; (ii) this Credit Agreement; (iii) the Borrower Pledge and Security Agreement; (iv) the Alvarado Pledge and Security Agreement; (v) the Guaranty; (vi) the Account Control Deposit Agreement; and (vii) all other documents and instruments executed by Borrower in connection with the Loan and/or as may be reasonably required by Lender or Lender’s counsel, including those referred to in Section 6 hereof.

1.1.22 “Maturity Date” shall mean the earlier of: (a) the date of the closing of the Purchase Agreement; (b) if the closing of the Purchase Agreement has not occurred by December 15, 2007, Seller and Alvarado were ready, willing and able to close, and the closing did not occur because SIBL did not provide the Lender with the financing required to consummate the transactions contemplated by the Purchase Agreement, June 30, 2008; or (c) if the closing of the Purchase Agreement has not occurred by December 15, 2007 for any reason other than as set forth in 1.1.22(b) above, April 15, 2008.

1.1.23 “Note” shall mean the Promissory Note described in Section 2.2 hereof, in the principal amount of $5,000,000 dated the date hereof and payable to the order of the Lender, substantially in the form of Exhibit “A” attached hereto and made a part hereof, and any modifications, renewals, replacements or substitutions therefor made from time to time hereafter, and to the extent applicable.

1.1.24 “Obligations” shall mean the any and all liabilities, obligations, covenants, duties and debts, owing by the Borrower to the Lender, arising under this Agreement or any other Loan Document, including without limitation, all interest, charges, indemnities, expenses, fees, attorneys’ fees, filing fees and any other sums chargeable to the Borrower hereunder or under any other Loan Document.

1.1.25 “Permitted Liens” shall mean a mortgage, pledge, lien security interest or other charge or encumbrance or any segregation of assets or revenues or other preferential arrangement (whether or not constituting a security interest) with respect to any present or future assets, including fixtures, revenues or rights to the receipt of income of the Person referred to in the context in which the term is used which are permitted to exist under this Agreement.

1.1.26 “Person” shall mean any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, partnership or government, or any agency or political subdivision of any government, or other entity of whatever nature.

1.1.27 “Purchase Agreement” shall mean that certain Preferred Unit Purchase Agreement, dated of even date herewith, by and among, Lender, Seller, Borrower and Alvarado.

1.1.28 “SIBL” shall mean Stanford International Bank, Ltd., an Antiguan banking corporation.

1.1.29 “Seller” shall mean Bella Durmiente, LLC, a Delaware limited liability company.

1.1.30 “Subsidiary” shall mean any Person in which Borrower or a Wholly-Owned Subsidiary may own, directly or indirectly, an equity interest of more than 50%, or which may effectively be controlled by Borrower or a Wholly-Owned Subsidiary, during the term of this Agreement, as well as all Subsidiaries and other Persons from time to time included in the consolidated financial statements of the Borrower.

1.1.31 “Wholly-Owned Subsidiary” shall mean any Subsidiary, 100% of the outstanding capital stock of all classes of which is owned by the Borrower and/or one or more Wholly-Owned Subsidiaries.

Section 1.2 Accounting Terms. Accounting terms not specifically defined in this Agreement shall have the meaning given to them under accounting principles and practices generally accepted in the United States, applied on a consistent basis with the financial statements referred to in Section 3.3 hereof, and shall be determined both as to classification of items and amounts in accordance therewith. All Subsidiaries shall be consolidated to the fullest extent permitted by such principles and practices, and any accounting terms, financial covenants and financial statements referred to herein shall be determined and prepared on the basis of such consolidation.

Section 1.3 Other Definitional Provisions. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection and Exhibit references are to this Agreement unless otherwise specified.

ARTICLE II - LOAN

Section 2.1 Loan. Lender shall loan to Borrower the original principal amount of $5,000,000 in accordance with and subject to the terms and conditions set forth herein.

Section 2.2 Note. In consideration of the Loan, the Borrower shall execute and deliver in favor of Lender a promissory note in the form attached hereto as Exhibit “A” (the “Note”), fully due and payable on or prior to the Maturity Date, and bearing interest on the principal amount outstanding from time to time at an annual rate of 10.00%, payable in accordance with the terms of such promissory note.

Section 2.3 Use of Proceeds. The Borrower will use the net proceeds of the Loan solely for the following purposes: (i) to pay off the loan by and between Desca Corp., a Florida corporation (“Desca Corp.”) and Regions Bank evidenced by a loan agreement dated as of September 28, 2006, (ii) to pay deposits, issue standby letters of credit and make any other ordinary course of business payments necessary to satisfy Borrower’s and/or Desca Corp.’s customer purchase orders; and (iii) as Borrower’s and/or Desca Corp.’s working capital.

Section 2.4 Security. In order to secure payment of the Note, the Borrower shall execute and deliver to Lender a pledge and security agreement relating to Borrower’s assets and the shares of common stock of Desca Corp. held by Borrower in the form attached hereto as Exhibit “B” (the “Borrower’s Pledge and Security Agreement”).

Section 2.5 Guaranty. Alvarado shall unconditionally guarantee payment of the Note pursuant to the execution and delivery of a guaranty in the form attached hereto as Exhibit “C” (the “Guaranty”). In order to secure the obligations of the Guaranty, Alvarado shall execute a pledge and security agreement relating to the membership units of Borrower held by Alvarado in the form attached hereto as Exhibit “D” (the “Alvarado Pledge and Security Agreement”).

Section 2.6 Principal and Interest Due. No interest or principal on the Loan shall be due and payable until the Maturity Date. If the closing of the Purchase Agreement occurs by December 15, 2007, no interest on the Loan shall be due to Lender and the principal shall be repaid to the Lender by a reduction of the purchase price due to Borrower under the Purchase Agreement at closing. Lender has the right to offset the termination fee referenced in Section 9(d) of the Purchase Agreement (the “Termination Fee”) to any principal or interest due to Lender by Borrower hereunder.

ARTICLE III - REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to make the Loan provided for herein, the Borrower makes the following representations and warranties to the Lender, all of which are true and correct as of the date hereof, and all of which shall survive the execution and delivery of this Agreement, the Note and the other Loan Documents; provided, however, that the following representations and warranties are subject to, and modified by, the disclosures set forth in the Purchase Agreement:

Section 3.1 Corporate Existence and Power. The Borrower is duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified or licensed to transact business in all places where such qualification or license is necessary. The Borrower has the power to enter into and perform this Agreement and the other Loan Documents to which it is a party, and this Agreement does, and the other Loan Documents to which it is a party when duly executed and delivered for value will, constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms.

Section 3.2 Authority. The making and performance by the Borrower of this Agreement, the Note, the other Loan Documents to which it is a party, and any additional documents pursuant hereto, has been duly authorized by all necessary legal action of the Borrower, and does not and will not violate any provision of law or regulation, or any writ, order or decree of any court, governmental, regulatory authority or agency, and does not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Borrower, pursuant to any instrument or agreement to which Borrower is a party or by which Borrower or its properties may be bound or affected.

Section 3.3 Financial Condition. The financial statements of Borrower as provided to the Lender were prepared in accordance with generally accepted accounting principles consistently applied, are complete and correct and fairly present the consolidated financial condition of the Borrower as of the dates thereof. Other than as disclosed by those financial statements, Borrower has no direct or contingent obligations or liabilities which would be material to the financial position of Borrower. Since the date of such financial statements, there has been no material adverse change in the business or financial condition of Borrower.

Section 3.4 Full Disclosure. The financial statements referred to in Section 3.3 do not, nor does this Agreement, nor any written statement furnished by Borrower to the Lender in connection with the negotiation of this Agreement or the Loan, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which Borrower has not disclosed to the Lender in writing which materially and adversely affects nor, so far as Borrower can now foresee, is reasonably likely to materially and adversely affect the business or financial condition of Borrower or the ability of Borrower to perform this Agreement, the Note, or any other Loan Document.

Section 3.5 Litigation. There are no suits, actions or proceedings pending, or to the knowledge of the Borrower, threatened before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting Borrower which, if adversely determined, would have a material adverse effect on the business or financial condition of Borrower.

Section 3.6 Payment of Taxes. As of the date of execution of this Agreement, federal income tax returns of Borrower have been filed with Internal Revenue Service and no deficiencies have been assessed. Borrower has filed or caused to be filed, or has obtained extensions to file all federal, state, foreign and local tax returns which are required to be filed, and have paid or caused to be paid, or have reserved on its books amounts sufficient for the payment of, all taxes as shown on said returns or on any assessment received by it, to the extent that the taxes have become due, except as otherwise permitted by the provisions hereof.

Section 3.7 No Adverse Restrictions or Defaults. Borrower is not a party to any agreement or instrument or subject to any court order or judgment, governmental decree, charter or other restriction adversely and materially affecting its business, properties or assets, operations or condition (financial or otherwise). Borrower is not in material default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement or instrument to which it is a party or by which Borrower and its properties, may be bound or affected, or under any material law, regulation, decree, order or the like, which default would have a material adverse effect on Borrower.

Section 3.8 Authorizations. All material authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by Borrower or for the conduct of business in which Borrower is engaged, have been duly issued and are in full force and effect, and to the best of Borrower’s actual knowledge, Borrower is not in default under any material order, decree, ruling, regulation, closing agreement or other decision or instrument of any government commission, bureau or other administrative agency or public regulatory body having jurisdiction over the Borrower, which default would have a material adverse effect on the Borrower. No approval, consent or authorization of or filing or registration with any governmental commission, bureau or other regulatory authority or agency is required with respect to the execution, delivery or performance of this Agreement, the Note or any of the Loan Documents executed in connection with the making of the Loan.

Section 3.9 Title to Assets. Borrower owns its respective assets and properties free and clear of all Liens, except as disclosed on Schedule 3.9 hereto. Borrower and each of its Subsidiaries have, respectively, good and marketable title to all property and assets, reflected in the latest financial statements referred to in Section 3.3 or purported to have been acquired by any of them subsequent to such date, except property and assets sold or otherwise disposed of subsequent to such date in the ordinary course of business. All property and assets of any kind of Borrower and its subsidiaries are free from any liens except as disclosed on the financial statements provided to the Lender and referred to in Section 3.3 hereof and other matters such as easements, covenants, and restrictions that do not materially adversely affect their use or enjoyment of such property.

Section 3.10 Indemnification by Borrower. All of the representations and warranties of Borrower, as set forth in this Agreement shall survive the making of this Agreement until the full repayment of the Loan.

Section 3.11 Compliance with Laws. Except where the failure to do so would not materially adversely affect Borrower’s operations, properties, financial condition or its ability to fulfill its obligations under the Loan Documents, Borrower shall maintain its business operations and property owned or used in connection therewith in compliance with all applicable federal, state and local laws, regulations and ordinances governing such business operations and the use and ownership of such property.

ARTICLE IV - AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that from and after the Effective Date and until payment in full of the principal of and interest on the Note, unless the Lender shall otherwise consent in writing, Borrower will:

Section 4.1 Loan Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 2.3 and furnish the Lender with all evidence that it may reasonably require with respect to such use.

Section 4.2 Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights, franchises and privileges in Delaware, and qualify and remain qualified in each jurisdiction where qualification is necessary or desirable in view of its business operations or the ownership of its properties.

Section 4.3 Maintenance of Business and Property. Continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year; at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all needful and proper repairs, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be conducted properly and advantageously at all times.

Section 4.4 Insurance. Insure and keep insured in good and financially sound and responsible insurance companies reasonably satisfactory to the Lender, all insurable property owned by it which is of a character usually insured by companies similarly situated and operating like properties, against loss or damage from such hazards or risks, including fire, flood and windstorm as are insured by companies similarly situated and operating like properties, insure and keep insured employers’ and public liability risks in responsible insurance companies to the extent usually insured by companies similarly situated; (Borrower shall use commercially reasonable efforts to obtain liability insurance, either from its Subsidiaries’ existing insurers or from other insurers reasonably acceptable to Lender, in an amount and covering such risks commensurate with the insurance policies carried by its Subsidiaries, within 15 business days from the date hereof) and maintain such other insurance as may be required by law or as may reasonably be required in writing by the Lender.

Section 4.5 Payment of Indebtedness, Taxes, Etc.

4.5.1 Pay all of its Indebtedness and Obligations promptly and in accordance with normal terms; and

4.5.2 Pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon it or upon its property or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided however, that the Borrower shall not be required to pay and discharge or to cause to be paid and discharged any tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect to any tax, assessment, charge, levy or claim, so contested.

Section 4.6 Compliance with Laws. Duly observe, conform and comply with all laws, decisions, judgments, rules, regulations and orders of all governmental authorities relative to the conduct of its business, its properties, and assets, except those being contested in good faith by appropriate proceedings diligently pursued; and maintain and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

Section 4.7 Notice of Default. Upon the occurrence of any Default or Event of Default, promptly furnish written notice thereof to the Lender.

Section 4.8 Inspection. At reasonable times and after reasonable prior written notice, Borrower shall permit any representatives of Lender to visit and inspect any of the properties of Borrower, to examine and copy all books of account, records, reports and other papers, and to discuss the affairs, finances and accounts with Borrower’s employees and independent accountants at all such reasonable times and as often as may be reasonably requested.

Section 4.9 Notice of Litigation and Other Proceedings. Give prompt notice in writing to the Lender of the commencement of (a) all material litigation which, if adversely determined, might adversely affect the business or financial condition of the Borrower; and (b) all other litigation involving a claim against the Borrower for $25,000 or more in excess of applicable insurance coverage.

Section 4.10 Bank Accounts. All of Borrower’s deposit, operating, disbursement, investment, payroll and other accounts are described on Schedule 4.10 attached hereto. Borrower shall not open any other deposit, operating, disbursement, investment, payroll, or other account without the prior written consent of the Lender, which consent shall not be unreasonably withheld provided that Borrower shall have executed such instruments and agreements confirming Lender’s security interest in such account and such control agreements over such accounts in form and substance acceptable to Lender. Borrower covenants and agrees that all payments from Cisco and or any Affiliate of Cisco to Borrower or to any of Borrower’s Affiliates shall be made directly to, or immediately upon receipt deposited into, an account subject to the Deposit Account Control Agreement. Lender shall not deliver to Cisco the irrevocable letter of instructions delivered by the Borrower to the Lender pursuant to Section 6.2.7 below (the “Cisco Letter”) unless there is a Default hereunder. Upon the occurrence of a Default hereunder, Lender may, but shall not be obligated to, send the Cisco Letter to Cisco. Borrower shall diligently pursue the execution and delivery of the Deposit Account Control Agreement to be delivered by all parties thereto, and work in good faith to obtain same within 14 days from the date hereof or as promptly as commercially practicable thereafter.

ARTICLE V- NEGATIVE COVENANTS

The Borrower covenants and agrees that from the Effective Date and until payment in full of the principal of and interest on the Note, unless the Lender shall otherwise consent in writing, the Borrower will not:

Section 5.1 Limitation of Liens. Except as permitted by the Loan Documents or as disclosed pursuant to the Purchase Agreement, create, assure, incur or suffer to exist any Lien upon, or transfer or assignment of, any of its property or revenues or assets now owned or hereafter acquired to secure any Indebtedness or Obligations, or enter into any arrangement for the acquisition of any property subject to conditional sale agreements or leases or other title retention agreements; excluding, however, from the operation of this covenant: (i) deposits or pledges to secure payment of worker’s compensation, unemployment insurance, old age pensions or other social security; (ii) deposits or pledges to secure performance of bids, tenders, contracts (other than contracts for the payment of money) or leases, public or statutory obligations, surety or appeal bonds or other deposits or pledges for purposes of like general nature in the ordinary course of business; (iii) Liens for property taxes not delinquent and Liens for taxes which in good faith are being contested or litigated; (iv) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising in the ordinary course of business securing obligations which are not overdue for a period of 60 days or more or which are in good faith being contested or litigated; (v) Liens securing the unpaid purchase price of equipment purchased by the Borrower in the ordinary course of its business and Liens existing upon assets acquired by the Borrower not to exceed in the aggregate $100,000; and (vi) any existing Liens reflected in the financial statements referred to in Section 3.3 hereof.

Section 5.2 Limitation on Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except

5.2.1 The Note and any other Indebtedness of the Borrower to the Lender;

5.2.2 Indebtedness which is subordinated to the prior payment in full of the principal of, and interest on, the Note on terms and conditions approved in writing by the Lender;

5.2.3 Indebtedness representing the unpaid purchase price of equipment purchased by the Borrower in the ordinary course of its business and Indebtedness existing upon assets acquired by the Borrower not to exceed in the aggregate $100,000; or

5.2.4 Existing Indebtedness reflected in the audited financial statements referred to in Section 3.3 hereof.

Section 5.3 Mergers, Consolidations and Acquisition of Assets. Wind up, liquidate, dissolve, merge or consolidate with any corporation or entity, or acquire all or substantially all of the assets of any corporation or other entity.

Section 5.4 Sale, Lease, Etc. Sell, lease, assign, transfer or otherwise dispose of any of its assets or revenues (other than obsolete or worn-out personal property or personal property not used or useful in its business) whether now owned or hereafter acquired, other than in the ordinary course of business.

Section 5.5 Management and Ownership. Permit any material change in its ownership or management.

Section 5.6 General.

5.6.1 engage, directly or through other Persons, in any business other than the business now carried on;

5.6.2 amend or change its certificate of formation, operating agreement or other organizational documents except as contemplated hereby;

5.6.3 declare or pay dividends or make any other distribution or redeem any of its equity securities; or

5.6.4 enter into or modify a material related-party transaction.

ARTICLE VI - CONDITIONS TO LENDER’S OBLIGATIONS TO MAKE THE LOAN

The conditions listed below are precedent to any obligations of the Lender and shall be complied with in form and substance satisfactory to Lender and its counsel prior to the Lender’s obligation to advance the Loan:

Section 6.1 Expenses. Borrower shall have paid all applicable documentary stamp taxes, intangible taxes, recording fees and other closing costs.

Section 6.2 Pre-Funding Conditions and Requirements. Borrower shall furnish to Lender each of the following items, satisfactory in form and content to Lender, at Borrower’s sole expense prior to the disbursement of the Loan:

6.2.1 Certificate of Status and certified copy of Certificate of Formation of Borrower, issued by the state of Delaware, together with certified copies of Borrower’s operating agreement, and a Secretary’s certificate as to incumbency and adoption of authorizing resolutions by the Borrower.

6.2.2 Current financial statements from Borrower.

6.2.3 UCC Searches reflecting no currently effective financing statements affecting the collateral for the Loan, except as set forth on Schedule 6.2.3 hereto.

6.2.4 There shall have been no material adverse change in the financial condition of Borrower or Guarantor; nor any material adverse event or condition affecting Borrower or Guarantor, or the validity, enforceability or priority of the Loan and lien instruments.

6.2.5 Borrower shall deliver to Lender the opinion of counsel for Borrower and Guarantor, in form and content reasonably satisfactory to Lender’s counsel, stating, subject to customary and appropriate qualifications, assumptions and exceptions, that each of Borrower and Desca Corp. is a validly existing entity, that Alvarado has full legal capacity and is competent to execute the Loan Documents, that the Loan Documents are duly authorized and executed, and are valid and enforceable in accordance with their terms, that each signing party has the authority to execute the respective Loan Documents on behalf of Borrower and Guarantor, and to encumber assets given as security for the Loan, and such other matters as Lender may reasonably require.

6.2.6 The Loan shall be evidenced and secured by final, definitive Loan Documents including financing statements and similar documents all effectuating the Loan terms and conditions set forth herein and containing such other provisions as Lender shall require, including without limitation, all items required to create, perfect and protect Lender’s liens on the collateral for the Loan as contemplated hereby.

6.2.7 Borrower shall have delivered to Lender a letter to Cisco in the form of Exhibit 6.2.7 attached hereto in accordance with Section 4.10 hereto.

6.2.8 Borrower shall provide such other documents as may be reasonably required by Lender’s counsel, including documents which verify and confirm Borrower’s representations, warranties and covenants to Lender.

ARTICLE VII- EVENTS OF DEFAULT

Section 7.1 Events of Default. If any one of the following “Events of Default” shall occur and shall not have been remedied:

7.1.1 Any representation or warranty made or deemed made by Borrower herein or by Borrower or Guarantor in any of the other Loan Documents, or in any certificate or report furnished by Borrower or Guarantor at any time to the Lender, shall prove to have been incorrect, incomplete or misleading in any material respect on or as of the date made or deemed made; or

7.1.2 Borrower shall fail to pay, when due, any principal of or interest on the Note, or to pay when due any other sum payable under this Agreement and the same is not paid within 10 days after written notice from Lender; or

7.1.3 Any default by Borrower or Guarantor under any Indebtedness in connection with the Loan made hereunder which is not cured within any applicable grace periods; or

7.1.4 Borrower or Guarantor shall default in any material respect in the performance of any agreement, covenant or obligation contained herein or in any of the other Loan Documents if the default continues for a period of 30 days after written notice of default to the Borrower or Guarantor, as the case may be, by the Lender; or

7.1.5 Final judgment for the payment of money in an amount in excess of $25,000 shall be rendered against Borrower or Guarantor and the same shall remain undischarged for a period of 30 days, during which period execution shall not effectively be stayed, provided Borrower will have the right to contest in good faith by appropriate proceedings and provided Borrower shall have set aside on its books adequate reserves for payment of such money; or

7.1.6 Borrower’s default in the performance of its Obligations with respect to any Indebtedness in excess of $25,000 or as lessor or as lessee under any lease of all or any material portion of its property, after the expiration of any applicable cure periods; or

7.1.7 Borrower shall cease to exist or to be qualified to do or transact business in the jurisdiction of its organization, or shall be dissolved or terminated or shall be a party to a merger or consolidation, or shall sell all or substantially all of its assets; or

7.1.8 If, without the prior written consent of Lender, which consent shall be in Lender’s sole and absolute discretion, any equity interest in Borrower is issued, sold, transferred, conveyed, assigned, mortgaged, pledged, or otherwise disposed of, whether voluntarily or by operation of law, and whether with or without consideration, or any agreement for any of the foregoing is entered into; or

7.1.9 Borrower or Guarantor shall (i) voluntarily terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of Borrower or Guarantor or of all or of a substantial part of the assets of Borrower or Guarantor, (ii) admit in writing its or his inability, or be generally unable, to pay its or his debts as the debts become due, (iii) make a general assignment for the benefit of its or his creditors, (iv) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it or him in an involuntary case under the Bankruptcy Code, or (vii) take any corporate action for the purpose of effecting any of the foregoing; or

7.1.10 Borrower or Guarantor shall fail to furnish to the Lender notice of default in accordance with Section 4.7 hereof, within 10 days after any such notice of default becomes known to the President or Chief Financial Officer of Borrower, whether or not notification to Borrower is furnished by the Lender.

Section 7.2 In the case of any such event described in Section 7.1, the Lender may, by written notice to the Borrower, at its option: (A) immediately declare the principal of, and interest accrued on, the Note immediately due and payable without presentment, demand, protest or notice, whereupon the same shall become immediately due and payable, [(B) to the extent permitted by law, the rate of interest on the unpaid principal amount of the Loan shall be increased, at the Lender’s option, to the Default Rate,] and/or (C) exercise any and all rights available under applicable law including, without limitation, any rights available to a secured party under the Uniform Commercial Code.

ARTICLE VIII - MISCELLANEOUS

Section 8.1 No Waiver, Remedies Cumulative. No failure on the part of the Lender to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

Section 8.2 Survival of Representations. All representations and warranties made herein shall survive the making of the loans hereunder and the delivery of the Note, and shall continue in full force and effect so long as the Note is outstanding and unpaid and the commitment to make the Loan has not been terminated.

Section 8.3 Notices. Any notice or other communication hereunder to any party hereto shall be by hand delivery, facsimile, recognized overnight courier or registered or certified mail, return receipt requested, and shall be deemed to have been given or made when delivered to the party at its address or fax number specified next to its signature hereto (or at any other address that the party may hereafter specify to the other parties in writing).

Section 8.4 Construction. This Agreement and the Note shall be deemed a contract made under the law of the State of Florida and shall be governed by and construed in accordance with the law of said state and any suit, action or proceeding arising out of or relating to this Agreement may be commenced and maintained in any court of competent subject matter jurisdiction in Miami-Dade County, Florida, and any objection to such jurisdiction and venue is hereby expressly waived.

Section 8.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and the Lender, and their respective successors and assigns, provided, that Borrower may not assign any of its rights hereunder without the prior written consent of the Lender, which may be arbitrarily withheld, and any such assignment will be void.

Section 8.6 Limit on Interest. Anything herein or in the Note to the contrary notwithstanding, the Obligations of the Borrower under this Agreement and the Note to the Lender shall be subject to the limitation that payments of interest to the Lender shall not be required to the extent that receipt of any such payment by the Lender would be contrary to provisions of law applicable to the Lender (if any) which limit the maximum rate of interest which may be charged or collected by the Lender; provided however, that nothing herein shall be construed to limit the Lender to presently existing maximum rates of interest, if any increased interest rate is hereafter permitted by reason of applicable federal or state legislation.

Section 8.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to an original and all of which when taken together shall constitute but one and the same instrument.

Section 8.8 Headings. The headings are for convenience only and are not to affect the construction of or to be taken into account in interpreting the substance of this Agreement.

Section 8.9 Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 8.10 Entire Agreement. This Agreement and the other Loan Documents are intended by the parties as a final expression of their agreement with respect to the subject matter hereof and is intended as a complete and exclusive statement of the terms and conditions thereof, and this Agreement supersedes and replaces all prior negotiations and agreements between the parties hereto, or any of them, whether oral or written. Each of the parties hereto acknowledges that no other party, agent or attorney of any other party, has made any promise, representation or warranty whatsoever, expressed or implied, not contained herein concerning the subject matter hereof to induce the other party to execute this Agreement or any of the other documents referred to herein, and each party hereto acknowledges that it has not executed this Agreement or such other documents in reliance upon any such promise, representation or warranty not contained herein.

Section 8.11 Integration. This Agreement, together with the other documents and instruments executed herewith and contemplated by this Agreement, comprises the complete and integrated agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. The Borrower further releases and discharges Lender from and against any and all liability with respect to all prior agreements and preliminary commitments in connection with the Loan being made hereunder. The Loan Documents were drafted with the joint participation of Borrower and Lender, and their respective counsel, and shall be construed neither against nor in favor of any of them, but rather in accordance with the fair meaning thereof.

Section 8.12 Course of Dealing; Amendment; Supplemental Agreements. No course of dealing between the Lender and Borrower shall be effective to amend, modify or change any provision of this Agreement. This Agreement or any document executed in connection herewith, may not be amended, modified, or changed in any respect except by agreement in writing signed by the Lender and the Borrower.

Section 8.13 Indemnification. Borrower shall indemnify Lender, its Affiliates and its and their respective managers, members, officers, employees, Affiliates, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees and costs) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of such Indemnified Person. Lender agrees to give Borrower reasonable notice of any event of which Lender becomes aware for which indemnification may be required under this Section 8.13, and Lender may elect (but is not obligated) to direct the defense thereof, provided that the selection of counsel shall be subject to Borrower’s consent, which consent shall not be unreasonably withheld or delayed. Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an “Insured Event”), Lender agrees not to exercise its right to select counsel to defend the event if that would cause Borrower’s insurer to deny coverage; provided, however, that Lender reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that Lender obtains recovery from a third party other than an Indemnified Person of any of the amounts that any Borrower has paid to Lender pursuant to the indemnity set forth in this Section 8.13, then Lender shall promptly pay to Borrower the amount of such recovery.

Section 8.14 Waiver of Jury Trial. BORROWER AND LENDER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY DOCUMENT EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF

DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OR EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE LENDER ENTERING INTO THIS AGREEMENT AND MAKING ANY LOAN, ADVANCE OR OTHER EXTENSION OF CREDIT TO THE BORROWER.

(Signatures on next page)

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be effective on the date first written above.

“BORROWER”

DESCA HOLDING, LLC

/s/ Jorge Enrique Alvarado Amado
By:	Jorge Enrique Alvarado Amado
Its:	Managing Member
Address:	8200 N.W. 52nd Terrace, Suite 110
Miami, FL 33166

“LENDER”

ELANDIA, INC.

/s/ Harley L. Rollins
By:	Harley L. Rollins
Its:	Chief Financial Officer
Address:	1500 Cordova Road, #312
Ft. Lauderdale, FL 33316